Exhibit 99.1

Abbott Laboratories and Subsidiaries

Unaudited Pro Forma Consolidated Financial Information

On February 27, 2015, Abbott Laboratories (“Abbott”) completed the sale of its developed markets branded generics pharmaceuticals business (“Business”) to Mylan in exchange for 110 million ordinary shares of Mylan N.V.

The following unaudited pro forma consolidated balance sheet of Abbott as of December 31, 2014 assumes that the sale of the Business occurred on December 31, 2014.  The statement is presented based on information currently available, is intended for informational purposes only, and does not purport to represent what Abbott’s financial position actually would have been had the sale of the Business occurred on December 31, 2014, or to project Abbott’s financial performance for any future period.

The unaudited pro forma consolidated financial information should be read in conjunction with the audited consolidated financial statements and accompanying notes and “Management’s discussion and Analysis of Financial Condition and Results of Operations” included in Abbott’s Form 10-K for the year ended December 31, 2014.  The Historical column in the Unaudited Pro Forma Consolidated Balance Sheet reflects Abbott’s historical balance sheet at December 31, 2014 and does not reflect any adjustments related to the sale of the Business.  The information in the Sale of Business column in the Unaudited Pro Forma Consolidated Balance Sheet was derived from the assets and liabilities held for sale and related to the Business at December 31, 2014.  The Sale of Business column also reflects the estimated fair value of the proceeds and the gain resulting from the difference between fair value of the proceeds and the carrying value of the Business assets and liabilities held for sale.

Abbott Laboratories and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet

As of December 31, 2014

(dollars in millions)

	Historical	Sale of Business	Notes	Pro Forma Abbott
Current Assets:
Cash and cash equivalents	$4,063			$4,063
Investments	397	5,774	(a)	6,171
Trade receivables, less allowances	3,586			3,586
Inventories:
Finished products	1,807			1,807
Work in process	278			278
Materials	558			558
Total inventories	2,643			2,643
Deferred income taxes	1,705			1,705
Other prepaid expenses and receivables	1,975			1,975
Current assets held for disposition	892	(741)		151
Total Current Assets	15,261	5,033		20,294

Investments	229			229
Property and Equipment, at Cost:	12,632			12,632
Less: accumulated depreciation and amortization	6,697			6,697
Net Property and Equipment	5,935			5,935
Intangible Assets, net of amortization	6,198			6,198
Goodwill	10,067			10,067
Deferred Income Taxes and Other Assets	1,651			1,651
Non-current Assets Held for Disposition	1,934	(1,911)		23
	$41,275	$3,122		$44,397

Current Liabilities:
Short-term borrowings	$4,382			$4,382
Trade accounts payable	1,064			1,064
Salaries, wages and commissions	776			776
Other accrued liabilities	2,943	204	(b)	3,147
Dividends payable	362			362
Income taxes payable	270	350		620
Current portion of long-term debt	55			55
Current liabilities held for disposition	680	(403)		277
Total Current Liabilities	10,532	151		10,683

Long-term Debt	3,408			3,408
Post-employment Obligations and other long-term liabilities	5,588	1,402	(c)	6,990
Non-current liabilities held for disposition	108	(108)		—
Commitments and Contingencies
Shareholders’ Investment:
Preferred shares, one dollar par value Authorized — 1,000,000 shares, none issued	—			—
Common shares, without par value Authorized — 2,400,000,000 shares Issued at stated capital amount — Shares: 1,694,929,949	12,383			12,383
Common shares held in treasury, at cost — Shares: 186,894,515	(8,678)			(8,678)
Earnings employed in the business	22,874	1,621	(d)	24,495
Accumulated other comprehensive income (loss)	(5,053)	56		(4,997)
Total Abbott Shareholders’ Investment	21,526	1,677		23,203
Noncontrolling Interests in Subsidiaries	113			113
Total Shareholders’ Investment	21,639	1,677		23,316
	$41,275	$3,122		$44,397

Note 1. Pro Forma Adjustments

(a) Reflects the estimated fair value of the Mylan shares received.

(b) Reflects the estimated deferred revenue related to the transition services and manufacturing supply agreements.

(c) Reflects the estimated non-current deferred revenue related to the transition services and manufacturing supply agreements and noncurrent income tax liabilities.

(d) Reflects the estimated gain on the sale of the Business.